Securities and Exchange Commission
                     Washington, D.C. 20549



                            Form 8-K

                         Current Report


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


             Date of Report (Date of earliest event reported):

                        January 16, 2001



                           Cadiz Inc.
       (Exact name of issuer as specified in its charter)



                            Delaware
         (State or other jurisdiction of incorporation)



                0-12114                        77-0313235
        (Commission File Number)   (IRS Employer Identification No.)



100 Wilshire Boulevard, Suite 1600, Santa Monica, CA   90401
(Address of principal executive offices)            (Zip Code)


    Registrant's telephone number, including area code: (310) 899-4700


ITEM 5.   OTHER EVENTS.

     Historical financial statements of Cadiz Inc. ("Cadiz") and its wholly-owned subsidiary, Sun World International, Inc. ("Sun World"), are being provided herein to ensure technical compliance with the requirements of Financial Reporting Release No. 55 ("FRR-55"), which became effective September 25, 2000.

     The financial statements of Cadiz provided herein are in all respects identical to the financial statements previously filed in the Cadiz Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and the Cadiz Inc. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000, except for the expansion of Note 9 - Long Term Debt in the statements which appeared in the 10-K and the addition of Note 4 - Long Term Debt to the statements which appeared in the 10-Q.

     The financial statements of Sun World provided herein are identical in all respects to those which were previously distributed by Sun World to holders of Sun World Series B First Mortgage Notes and which were utilized by Cadiz in the preparation by Cadiz of its previously filed financial statements on a consolidated basis.
                                CADIZ INC.

                   CONSOLIDATED STATEMENT OF OPERATIONS
                                (UNAUDITED)


For the Nine Months Ended September 30,     2000        1999
                                            ----        ----
                  ($ in thousands except per share data)


Revenues                                $  90,240  $   93,397
                                           ______      ______
Costs and expenses:
  Cost of sales                             75,064     68,882
  General and administrative                 9,066      9,348
  Special litigation                           360        817
  Depreciation and amortization              6,815      7,229
                                           ______      ______

  Total costs and expenses                  91,305     86,276
                                           ______      ______

Operating profit (loss)                     (1,065)     7,121

Interest expense, net                        14,401    13,457
                                            ______     ______

Net loss                                 $  (15,466) $ (6,336)
                                         ==========  ========

Basic and diluted loss per
  common share                             $   (.44) $   (.18)
                                           =========  ========

Basic and diluted weighted
  average shares outstanding                 35,290     34,528
                                            =======    =======


See accompanying notes to the consolidated financial statements.

			           CADIZ INC.
                     CONSOLIDATED BALANCE SHEET

                                        (Unaudited)
                                       September 30, December 31,
($ in thousands)                            2000        1999
                                            ----        ----

ASSETS

Current assets:
  Cash and cash equivalents                $   548   $  4,537
  Accounts receivable, net                  14,569      8,436
  Inventories                               14,596     18,423
  Prepaid expenses and other                   711        917
                                           ------      ------

     Total current assets                   30,424     32,313
Investment in partnership                    1,528      1,497

Property, plant, equipment and
  water programs, net                      168,690    169,009

Other assets                                11,641     11,283
                                           ------      ------

                                          $212,283    $214,102
                                          ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                         $12,248       8,110
  Accrued liabilities                        9,738       7,686
  Revolving credit facility                  4,600           -
  Long-term debt, current portion           25,451         725
                                           ------       ------

     Total current liabilities              52,037      16,521

Long-term debt                             117,999     142,089

Deferred income taxes                        5,447       5,447

Other liabilities                              672         375

Commitments and contingencies

Stockholders' equity:

  Common stock - $.01 par value;
  70,000,000 shares
  authorized; shares issued
  and outstanding -
  35,432,910 at September 30,
  2000 and 35,166,661                          354         352
  at December 31, 1999

Additional paid-in capital                 138,122     136,200

Accumulated deficit                       (102,348)    (86,882)
                                           -------     -------

  Total stockholders' equity                36,128      49,670
                                           ------       ------

                                           $212,283   $214,102
                                           ========   ========

      See accompanying notes to the consolidated financial statements

                                CADIZ INC.

                   CONSOLIDATED STATEMENT OF CASH FLOWS
                                (UNAUDITED)



For the Nine Months Ended September 30,       2000       1999
                                             ----        ----

                                                ($ in thousands)
Cash flows from operating activities:
  Net loss                                 $(15,466)   $(6,336)
  Adjustments to reconcile net
   loss from operations
   to net cash used for operating
   activities:
  Depreciation and amortization               8,768      8,824
  Issuance of shares for compensation             -         28
  Gain on disposal of assets                     (3)       (73)
  Share of partnership operations               (31)      (318)
  Stock earned for services                    (938)         -
  Changes in operating assets
   and liabilities:
     Increase in accounts receivable         (6,133)    (7,928)
     Decrease (increase) in inventories       3,438     (3,860)
     Decrease in prepaid expenses
          and other                             206        394
     Increase in accounts payable             4,138      3,067
     Increase in accrued liabilities          2,052      4,319
     Increase (decrease) in other
          liabilities                           297      (241)
                                             ------      -------

   Net cash used for operating
     activities                              (3,672)   (2,124)
                                             ------    ------
Cash flows from investing activities:
  Additions to property, plant
   and equipment                               (900)   (4,629)
  Proceeds from disposal of property,
   plant and equipment                          436       185
  Additions to water programs                (1,248)   (2,023)
  Additions to developing crops              (3,066)   (2,865)
  Increase in other assets                     (371)     (819)
                                             ------      ------
   Net cash used for investing
     activities                              (5,149)  (10,151)
                                             ------   -------

Cash flows from financing activities:
  Net proceeds from issuance of stock           652     6,438
  Proceeds from issuance of long-term debt        -        32
  Principal payments on long-term debt         (420)     (281)
  Net proceeds from short-term debt           4,600         -
                                             ------    -------
   Net cash provided by financing
     activities                               4,832     6,189
                                             ------    ------

Net decrease in cash and cash
  equivalents                                (3,989)   (6,086)

Cash and cash equivalents,
  beginning of period                         4,537    13,635
                                             ------    ------

Cash and cash equivalents,
  end of period                            $    548   $ 7,549
                                           ========   =======


      See accompanying notes to the consolidated financial statements


                                CADIZ INC.

              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (UNAUDITED)


For the Nine Months Ended September 30, 2000

($ in thousands)

                                     Additional             Total
                       Common Stock   Paid-in Accumulated Stockholders'
                     Shares    Amount  Capital   Deficit    Equity
                     --------  -----  --------  --------- ----------
Balance as of
 December 31, 1999  35,166,661 $ 352 $ 136,200 $ (86,882) $ 49,670

Exercise of stock
 options and
 warrants             166,249      1       651         -       652

Issuance of
 warrants
 to a lender                -      -       247         -       247

Stock issued for
  services            100,000      1     1,024         -     1,025

Net loss                    -      -         -   (15,466)  (15,466)
                      -------   -----   ------   -------    -------
Balance as of
 September 30,
 2000              35,432,910 $  354 $ 138,122 $(102,348) $ 36,128
                   ==========  =====   ======== =========  =========

     See accompanying notes to the consolidated financial statements.

						CADIZ INC.
			NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
						(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION
_______________________________

     The Consolidated Financial Statements have been prepared by the Company without audit and should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Company's latest Form 10-K for the year ended December 31, 1999. The foregoing Consolidated Financial Statements include all adjustments, consisting only of normal recurring adjustments which the Company considers necessary for a fair presentation. These financial statements reflect certain reclassifications made to the prior period balances to conform with the current year presentation. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full fiscal year.

     See Note 2 to the Consolidated Financial Statements included in the Company's latest Form 10-K for a discussion of the Company's accounting policies.


NOTE 2 - INVENTORIES
_____________________

     Inventories consist of the following (dollars in thousands):

                                        September 30, December 31,
                                            2000        1999
                                            ----        ----

     Growing crops                         $ 8,651   $ 14,297
     Pepper seed                               386      1,028
     Harvested product                       2,842         98
     Materials and supplies                  2,717      3,000
                                           ------      ------

                                           $14,596   $ 18,423
                                           =======   ========

NOTE 3 - REVOLVING CREDIT FACILITY
----------------------------------

     In February 2000, Sun World renewed its $30 million seasonal revolving credit facility for an additional year. Amounts borrowed under the facility accrue interest at prime plus 1.0% or LIBOR plus 2.5% at the Company's election. In June 2000, the Company increased the revolving credit facility to $33 million for the period from June 15, 2000 to July 31, 2000, after which the maximum availability under the facility returned to $30 million.

NOTE 4 - LONG-TERM DEBT
-----------------------

SUN WORLD OBLIGATIONS

     In April 1997, Sun World issued $115 million of Series A First Mortgage Notes through a private placement. The notes have subsequently been exchanged for Series B First Mortgage Notes, which are registered under the Securities Act of 1933 and are publicly traded. The First Mortgage Notes are secured by a first lien (subject to certain permitted liens) on substantially all of the assets of Sun World and its subsidiaries other than growing crops, crop inventories and accounts receivable and proceeds thereof, which secure the Revolving Credit Facility. The First Mortgage Notes mature April 15, 2004, but are redeemable at the option of Sun World, in whole or in part, at any time on or after April 15, 2001.
The First Mortgage Notes include covenants which restrict the Company's ability to receive distributions from Sun World.

     The First Mortgage Notes are also secured by the guarantees of Coachella Growers, Inc., Sun Desert, Inc., Sun World Brands, Sun World Management Corporation, Sun World/Rayo, and Sun World International de Mexico S.A. de C.V. (collectively, the "Sun World Subsidiary Guarantors") and by the Company. The Company also pledged all of the stock of Sun
World as collateral for its guarantee. Sun World and the Sun World Subsidiary Guarantors are all direct and indirect wholly-owned subsidiaries of the Company. The guarantees by the Sun World Subsidiary Guarantors are full, unconditional, and joint and several. Sun World and the Sun World Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company other than inconsequential subsidiaries. Additionally, management believes that the direct and indirect non-guarantor subsidiaries of Cadiz are inconsequential, both individually and in the aggregate, to the financial statements of the Company for all periods presented.

SUMMARIZED CONSOLIDATING FINANCIAL INFORMATION

     In accordance with the release of Financial Release No. 55 ("FRR 55") issued by the Securities and Exchange Commission, condensed consolidating financial information as of and for the nine months ended September 30, 2000 and 1999 for the Company is as follows (in thousands):


Consolidating Statement
 of Operations Information
Nine Months Ended
  September 30, 2000         Cadiz  Sun World  Eliminations  Consolidated
                           -------   --------  ------------  ------------

Revenues                   $ 1,338   $ 90,224  $  (1,322)    $  90,240
                           -------   --------   --------     ----------

Costs and expenses:
  Cost of sales                  -     75,261       (197)       75,064
  General and
    administrative           3,323      6,868     (1,125)        9,066
  Special litigation           360          -          -           360
  Depreciation and
    amortization               877      5,938          -         6,815
                            ------     ------    -------       -------

  Total costs and expenses   4,560     88,067     (1,322)       91,305
                            ------     ------     ------        ------

Operating profit (loss)     (3,222)     2,157          -        (1,065)

Interest expense, net        2,923     11,478          -        14,401
                            ------     ------    -------        ------

Net loss                  $ (6,145)  $ (9,321)  $      -      $(15,466)
                          ========   ========   ========       ========

Consolidating
 Balance Sheet
 Information
September 30, 2000          Cadiz   Sun World  Eliminations  Consolidated
                           -------   --------  ------------  ------------
ASSETS

Current assets:
  Cash and cash
    equivalents            $     -  $     548  $       -      $    548
  Accounts receivable,
    net                         49     14,520          -        14,569
  Due from affiliate             -        742       (742)            -
  Inventories                    -     14,903       (307)       14,596
  Prepaid expenses
    and other                  270        441          -           711
                            ------   --------   --------      --------

    Total current assets       319     31,154     (1,049)       30,424

Investment in partnership        -      1,528          -         1,528
Investment in subsidiary    20,846          -    (20,846)            -
Property, plant,
   equipment and
   water programs, net      38,556    130,134          -       168,690
Other assets                 4,135      7,506          -        11,641
                           -------    -------    -------     ---------

                           $63,856  $ 170,322  $ (21,895)   $  212,283
                           =======   ========   ========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable         $   959  $  11,289  $      -     $   12,248
  Accrued liabilities          944      8,794         -          9,738
  Due to affiliate           1,049          -    (1,049)             -
  Revolving credit
    facility                     -      4,600         -          4,600
  Long-term debt,
    current portion         24,717        734         -         25,451
                           -------    -------    ------     ----------

     Total current
      liabilities           27,669     25,417    (1,049)        52,037

Long-term debt                   -    117,999         -        117,999
Deferred income taxes            -      5,447         -          5,447
Other liabilities               59        613         -            672

Stockholders' equity:
Common stock                   354          -         -            354
Additional paid-in
  capital                  138,122     34,183   (34,183)       138,122
Accumulated deficit       (102,348)   (13,337)   13,337       (102,348)
                          --------    -------    ------       --------

  Total stockholders'
    equity                  36,128     20,846   (20,846)        36,128
                           -------    -------    ------       --------

                          $ 63,856   $170,322  $(21,895)    $  212,283
                          ========   ========  ========     ==========

Consolidating Statement
 of Cash Flow Information
Nine Months Ended
  September 30, 2000        Cadiz   Sun World  Eliminations  Consolidated
                           -------  --------    ---------    -----------

Net cash used for
  operating activities    $ (3,234)  $   (438)  $     -     $   (3,672)
                          --------   --------   -------      ---------

Cash flows from
  investing activities:
Additions to property,
  plant and equipment         (283)      (617)         -          (900)
Proceeds from disposal
  of property, plant and
  equipment                      1        435          -           436
Additions to water
  programs                  (1,248)         -          -        (1,248)
Additions to developing
  crops                          -     (3,066)         -        (3,066)
Increase in other assets       (13)      (358)         -          (371)
                            ------    -------    -------      --------

Net cash used for
  investing activities      (1,543)    (3,606)         -        (5,149)

Cash flows from
  financing activities:
Net proceeds from
  issuance of stock            652          -          -           652
Principal payments
  on long-term debt            (20)      (400)         -          (420)
Net proceeds from
  short-term debt                -      4,600          -         4,600
                            ------     ------     ------       -------

Net cash proved by
  financing activities         632      4,200          -         4,832
                            ------     ------     ------        ------

Net (decrease) increase
  in cash and
  cash equivalents          (4,145)       156          -        (3,989)
Cash and cash equivalents,
  beginning of period        4,145        392          -         4,537
                           -------    -------    -------       -------

Cash and cash equivalents,
  end of period            $     -    $   548    $     -    $      548
                           =======    =======    =======     =========

Consolidating Statement
 of Operations Information
Nine Months Ended
 September 30, 1999         Cadiz   Sun World  Eliminations  Consolidated
                           -------   --------  ------------  ------------

Revenues                   $ 1,134   $ 93,388   $ (1,125)   $   93,397
                           -------   --------   --------     ---------

Costs and expenses:
Cost of sales                    -     68,882          -        68,882
General and administrative   3,645      6,828     (1,125)        9,348
Special litigation             817          -          -           817
Depreciation and
  amortization                 884      6,345          -         7,229
                           -------    -------    -------      --------

Total costs and
  expenses                   5,346     82,055     (1,125)       86,276
                            ------     -------    -------       -------

Operating profit (loss)     (4,212)    11,333          -         7,121

Interest expense, net        2,097     11,360          -        13,457
                            ------     ------    -------        ------

Net loss                   $(6,309)  $    (27)  $      -    $   (6,336)
                           =======    =======    =======     =========

Consolidating Balance
 Sheet Information
December 31, 1999           Cadiz   Sun World  Eliminations  Consolidated
                           -------   --------  ------------- ------------

ASSETS

Current assets:
  Cash and cash
    equivalents            $ 4,145   $    392    $     -     $   4,537
  Accounts receivable,
    net                         16      8,431        (11)        8,436
  Inventories                    -     18,626       (203)       18,423
  Prepaid expenses
    and other                  386        531          -           917
                           -------    -------    -------      --------
    Total current
     assets                  4,547     27,980       (214)       32,313

Investment in partnership        -      1,497          -         1,497
Investment in subsidiary    30,167          -    (30,167)            -
Property, plant,
   equipment and
   water programs, net      36,710    132,299          -       169,009
Other assets                 4,372      6,911          -        11,283
                           -------    -------    -------      --------

                          $ 75,796  $ 168,687  $ (30,381)    $ 214,102
                           =======  =========  =========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable        $    705  $   7,416  $     (11)    $   8,110
  Accrued liabilities        1,536      6,150          -         7,686
  Due to affiliate             203          -       (203)            -
  Long-term debt, current
    portion                     21        704          -           725
                           -------    -------    -------      --------

Total current liabilities    2,465     14,270       (214)       16,521

Long-term debt              23,661    118,428          -       142,089
Deferred income taxes            -      5,447          -         5,447
Other liabilities                -        375          -           375

Stockholders' equity:
Common stock                   352          -          -           352
Additional paid-in capital 136,200     34,183    (34,183)      136,200
Accumulated deficit        (86,882)    (4,016)     4,016       (86,882)
                           -------    -------    -------      --------

  Total stockholders'
    equity                  49,670     30,167    (30,167)       49,670
                            ------     ------     ------        ------

                          $ 75,796  $ 168,687  $ (30,381)    $ 214,102
                           =======  =========  =========     =========

Consolidating Statement
of Cash Flow Information
Nine Months Ended
September 30, 1999          Cadiz   Sun World  Eliminations  Consolidated
                           -------  ---------  ------------  ------------

Net cash (used for)
  provided by
  operating activities    $ (3,296) $   1,172  $       -     $   (2,124)
                          --------  ---------  ---------     ----------

Cash flows from
  investing activities:
Additions to property,
  plant and equipment       (3,587)    (2,539)     1,497         (4,629)
Proceeds from disposal
  of property, plant and
  equipment                  1,490        185     (1,490)           185
Additions to water
  programs                  (2,016)         -         (7)        (2,023)
Additions to developing
  crops                          -     (2,865)         -         (2,865)
Increase in other assets      (262)      (557)         -           (819)
                            ------    -------    -------       --------

Net cash used for
  investing activities      (4,375)    (5,776)         -        (10,151)

Cash flows from
  financing activities:
Net proceeds issuance
  of stock                   6,438          -          -          6,438
Proceeds from issuance
  of long-term debt              -         32          -             32
Principal payments on
  long-term debt                (7)      (274)         -           (281)
                            ------     ------     ------       --------

Net cash provided by
  (used for)
  financing activities       6,431       (242)         -          6,189

Net decrease in cash
  and cash equivalents      (1,240)    (4,846)         -         (6,086)
Cash and cash equivalents,
  beginning of period        7,493      6,142          -         13,635
                            ------     ------    -------       --------

Cash and cash equivalents,
  end of period            $ 6,253   $ 1,296    $     -      $    7,549
                           =======   =======    =======       ========


                     REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Cadiz Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Cadiz Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.
These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/  PricewaterhouseCoopers
----------------------------
PricewaterhouseCoopers LLP


Los Angeles, California
February 15, 2000

					CADIZ INC.
			CONSOLIDATED STATEMENT OF OPERATIONS


                                        Year Ended December 31,
(In thousands except per share data)   1999      1998       1997
                                       ----      ----       ----

Revenues                            $114,901  $ 95,845    $ 98,769
Income from partnership                  328    10,699       1,388
                                     _______   _______    ________

 Total revenues                      115,229   106,544    100,157
                                     _______   _______    _______


Costs and expenses:
 Cost of sales                       83,821    74,742      76,566
 General and administrative          12,363    11,736      11,873
 Special litigation                     937     1,308         683
 Litigation benefit                       -         -     (3,780)
 Depreciation and amortization        8,891     8,688       7,745
                                     _______   _______    _______

 Total costs and expenses            106,012   96,474      93,087
                                     _______   _______    _______

Operating profit                      9,217    10,070       7,070

Interest expense, net                17,811    17,540      15,608
                                     _______   _______    _______

Net loss                             (8,594)   (7,470)    (8,538)

Less:  Preferred stock dividends          -         -     (1,213)
                                     _______   _______    _______

Net loss applicable to common stock  $(8,594)  $(7,470)   $(9,751)
                                     =======   =======    =======

Net loss per common share            $  (.25)  $  (.23)   $   (.33)
                                      =======   =======    =======

Weighted-average shares outstanding  34,678    33,173      29,485
                                     =======   =======    =======

     See accompanying notes to the consolidated financial statements.

					CADIZ INC.
			CONSOLIDATED BALANCE SHEET

                               			   December 31,
($ in thousands)                                 1999       1998
                                                 ----       ----


ASSETS

Current assets:
 Cash and cash equivalents                  $   4,537   $  13,635
 Accounts receivable, net                       8,436       6,295
 Inventories                                   18,423      15,019
 Prepaid expenses and other                       917         992
                                               ------      ------

  Total current assets                         32,313      35,941

Investment in partnership                       1,497       1,169

Property, plant, equipment and
 water programs, net                          169,009     166,022

Other assets                                   11,283      11,227
                                               ------      ------

                                            $ 214,102   $ 214,359
                                            =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                           $   8,110   $   8,753
 Accrued liabilities                            7,686       6,846
 Long-term debt, current portion                  725         613
                                               ------      ------

  Total current liabilities                    16,521      16,212

Long-term debt                                142,089     142,317

Deferred income taxes                           5,447       5,447

Other liabilities                                 375         673

Commitments and contingencies

Stockholders' equity:

 Common stock - $.01 par value;
 45,000,000 shares
 authorized; shares issued
 and outstanding 35,166,661
 at December 31, 1999 and
 33,592,261 at
 December 31, 1998                                352         336

Additional paid-in capital                    136,200     127,662

Accumulated deficit                           (86,882)    (78,288)
                                              -------     -------

 Total stockholders' equity                    49,670      49,710
                                               ------      ------

                                            $ 214,102   $ 214,359
                                            =========   =========


     See accompanying notes to the consolidated financial statements.

					CADIZ INC.
			CONSOLIDATED STATEMENT OF CASH FLOWS


                                        Year Ended December 31,
($ in thousands)                        1999       1998       1997
                                        ----       ----       ----


Cash flows from operating activities:
 Net loss                            $ (8,594)  $ (7,470)   $ (8,538)
 Adjustments to reconcile
  net loss to net cash
  (used for) provided by
   operating activities:
   Depreciation and amortization       11,060     10,601       9,227
   Litigation benefit                       -          -      (3,780)
   Issuance of stock for services          28        374         470
   Interest converted to principal          -          -         315
   (Gain) loss on disposal of assets     (104)      (207)         99
   Share of partnership operations       (328)   (10,699)     (1,388)
   Changes in operating assets and
     liabilities:
     (Increase) decrease in
      accounts receivable              (2,141)      (414)      1,652
     (Increase) decrease in
      inventories                      (3,318)     (1,559)       570
     Decrease in prepaid
      expenses and other                   75         307         64
     (Decrease) increase in
      accounts payable                   (643)        236        672
     Increase in accrued liabilities    1,668         916      1,332
     Decrease in other
       current liabilities                  -           -       (591)
     (Decrease) increase in
       other liabilities                 (298)         18         54
                                       ------      ------     ------


   Net cash (used for) provided
     by operating activities           (2,595)     (7,897)       158
                                       ------      ------     ------

Cash flows from investing
  activities:
 Additions to property,
  plant and equipment                  (4,835)     (7,308)    (2,114)
 Additions to water programs           (3,177)       (856)      (400)
 Additions to developing crops         (3,531)     (3,396)    (4,725)
 Proceeds from disposal of
  property, plant and equipment           233         388      2,817
 Partnership distributions                  -      15,859      1,165
 (Increase) decrease in
  other assets                         (1,311)     (2,020)       358
                                       ------      ------     ------

   Net cash (used for)
    provided by investing
    activities                        (12,621)      2,667     (2,899)
                                       ------      ------     ------

Cash flows from
  financing activities:
 Net proceeds from issuance
  of stock                              6,803       2,154      1,690
 Proceeds from issuance of
  long-term debt                            -      12,000    120,089
 Principal payments on
  long-term debt                         (685)       (587)  (141,248)
 Debt issuance costs                        -           -     (5,799)
                                       ------      ------     ------

   Net cash provided by
   (used for) financing activities      6,118      13,567    (25,268)
                                       ------      ------     ------

Net (decrease) increase in cash
 and cash equivalents                  (9,098)      8,337    (28,009)

Cash and cash equivalents,
  beginning of period                  13,635       5,298     33,307
                                       ------      ------     ------

Cash and cash equivalents,
  end of period                      $  4,537    $ 13,635    $ 5,298
                                     ========    ========     ======


See accompanying notes to the consolidated financial statements.

					CADIZ INC.
		CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Years Ended December 31, 1999, 1998 and 1997
($ in thousands)
                                                         Total
                                    Additional           Stock
        Preferred Stock Common Stock Paid-in Accumulated holders'
         Shares  Amount Shares Amount Capital  Deficit  Equity
          ------  -----  ------ ------ ------- --------  --------
Balance
 as of
 December
 31, 1996  340 $ -  23,445,868 $234  $ 88,574 $ (61,067) $ 27,741

Conversion
 of
 redeemable
 preferred
 stock to
 common
 stock       -   -   7,314,917   73    27,358         -    27,431

Exercise
 of stock
 options
 and
 warrants    -   -     588,500    7     1,358         -     1,365

Common
 stock
 issued
 to
 satisfy
 Sun
 World
 purchase
 liability   -  -      65,000    1       324         -       325

Preferred
 dividends
 paid with
 common
 stock       -  -     361,251    3     1,714         -     1,717

Issuance
 of
 warrants
 to a
 lender      -  -           -    -     1,083         -     1,083

Stock
 issued
 for
 services    -  -      75,000     1      329         -       330

Issuance
 of
 stock
 for
 refinancing -  -      30,000     -       140        -       140

Conversion
 of
 preferred
 stock to
 common
 stock     (340) -     766,125     7        (7)       -         -

Accrued
 dividends
 on
 preferred
 stock        -  -           -     -         -   (1,213)   (1,213)

Net loss      -  -           -     -         -   (8,538)   (8,538)
          ----- --  ----------  ----    ------  --------  -------

Balance
 as of
 December
 31, 1997     - $-  32,646,661 $ 326 $ 120,873 $(70,818) $ 50,381
          ----- --  ----------  ---- ---------  --------  -------

  See accompanying notes to the consolidated financial statements.

					CADIZ INC.
		CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Years Ended December 31, 1999, 1998 and 1997
($ In thousands)

                                                         Total
                                    Additional           Stock
        Preferred Stock Common Stock Paid-in Accumulated holders'
         Shares  Amount Shares Amount Capital  Deficit  Equity
          ------  -----  ------ ------ ------- --------  --------
Balance
 as of
 December
 31, 1997   - $-  32,646,661 $ 326 $ 120,873 $(70,818) $ 50,381


Exercise
 of stock
 options    -  -     515,600     6     2,148        -     2,154

Issuance
 of
 warrants
 to lender  -  -           -     -     1,643        -     1,643

Stock
 issued
 for
 services   -  -      55,000     -       374        -       374

Acquisition
 of
 hydrological
 research
 company    -  -     375,000     4     2,624        -     2,628

Net loss    -  -           -     -         -   (7,470)   (7,470)
        ----- --  ----------  ---- ---------  --------  -------


Balance
 as of
 December
 31, 1998   -  -  33,592,261  336    127,662  (78,288)   49,710
        ----- --  ----------  ---- ---------  --------  -------
Exercise
 of stock
 options    -  -   1,513,150   15      6,788        -     6,803

Issuance
 of
 warrants
 to lender  -  -           -    -      1,335        -     1,335

Stock
 issued
 for
 services   -  -      61,250    1        415        -       416

Net loss    -  -           -    -          -   (8,594)   (8,594)
        ----- --  ----------  ---- ---------  --------  -------
Balance
 as of
 December
 31, 1999   - $-  35,166,661 $352  $ 136,200 $(86,882) $ 49,670
        ===== ==  ========== ====  ========= ========= ========



See accompanying notes to the consolidated financial statements.

					  CADIZ INC.
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS
--------------------------------

     The Company currently has agricultural operations through its wholly-owned subsidiary, Sun World International, Inc. and its subsidiaries collectively referred to as "Sun World" and is developing the water resource segment of its business. The primary business of the Company is to acquire and develop water and agricultural resources. The Company has created an integrated and complementary portfolio of assets encompassing undeveloped land with high-quality groundwater resources and/or storage potential, prime agricultural properties located throughout central and southern California with secure and reliable water rights, and other contractual water rights. Management believes that, with both the increasing scarcity of water supplies in California and an increasing population, the Company's access to water will provide it with a competitive advantage both as a major agricultural concern and as a supplier of water, which will lead to continued appreciation in the value of the Company's portfolio.

     Sun World is a large vertically integrated agricultural company and farms more than 21,000 acres, primarily located in two major growing areas of California: the San Joaquin Valley and the Coachella Valley. Fresh produce, including table grapes, stonefruit, citrus, peppers and watermelons, is marketed and shipped to food wholesalers and retailers throughout the United States and to more than 25 foreign countries. Sun
World owns three cold storage and/or packing facilities in California, of which two are operated and one is leased to a third party.

     Sun World provides the Company with valuable water rights throughout central and southern California. The Company's landholdings, which now total approximately 56,900 acres, are located adjacent to the Colorado
River and the major aqueduct systems of central and southern California.
The Company expects to utilize its resources to participate in a broad variety of water storage and supply projects, including the storage and supply of surplus water for public agencies that require supplemental sources of water for exchanges or transfers to third parties.

     In 1998, the Company and the Metropolitan Water District of Southern
California ("Metropolitan") verified the feasibility of and approved principles and terms for a water storage and supply program at its Cadiz, California property. The Cadiz Groundwater Storage and Dry-Year Supply
Program (the "Program") will enhance southern California water supply reliability in two ways, providing a new dry-year water supply and much-needed storage. During wet years or periods of excess supply, Metropolitan will store surplus Colorado River water in the aquifer system underlying the Company's Cadiz property. During dry years, the previously imported water, together with additional existing groundwater, will be extracted and delivered, via a 35-mile conveyance pipeline, to Metropolitan's service area. The Company and Metropolitan are currently in the final stages of the environmental review process.

     Although the development and management activities of the Company are currently focused on agricultural operations (primarily through its wholly-owned subsidiary, Sun World) and water resource development, the Company will continue to develop and manage its land, water and agricultural resources for their highest and best uses.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and Sun World. All material intercompany balances and activity have been eliminated from the consolidated financial statements.

RECLASSIFICATIONS

     These financial statements reflect certain reclassifications made to the prior period balances to conform with the current year presentation.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes crop sale revenue, packing revenue and marketing commissions upon shipment to customers.

RESEARCH AND DEVELOPMENT

     Sun World incurs costs to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately $1,450,000 for the year ended
December 31, 1999, $1,249,000 for the year ended December 31, 1998, and
$809,000 for the year ended December 31, 1997.

NET LOSS PER COMMON SHARE

     Basic Earnings Per Share (EPS) is computed by dividing the net loss, after deduction for preferred dividends either accrued or imputed, if any, by the weighted-average common shares outstanding. Options and warrants to purchase certain shares of the Company's common stock, as described in Note
13, were not considered in the computation of diluted EPS because their inclusion would have been antidilutive.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term deposits with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in deposits with major international banks and short-term commercial paper and, therefore, bears minimal risk. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

INVENTORIES

     Growing crops, pepper seed, and materials and supplies are stated at the lower of cost or market, on a first-in, first-out (FIFO) basis.
Growing crops inventory includes direct costs and an allocation of indirect costs.

INVESTMENT IN PARTNERSHIP

     Sun World, through a wholly-owned subsidiary, owns a 50% interest in ASC/SWB Partnership, formerly named American SunMelon (the "Partnership").
In October 1998, the Partnership sold substantially all of its assets to a third party for $35 million in cash. In conjunction with the sale, Sun
World received an initial distribution of $15.2 million from the Partnership. The Partnership was engaged in proprietary development, production, and marketing of seedless watermelon seed. Sun World accounts for its investment in the Partnership using the equity method.

PROPERTY, PLANT, EQUIPMENT AND WATER PROGRAMS

     Property, plant, equipment and water programs are stated at cost.

     The Company capitalizes direct and certain indirect costs of planting and developing orchards and vineyards during the development period, which varies by crop and generally ranges from three to seven years.
Depreciation commences in the year commercial production is achieved.

     Permanent land development costs, such as acquisition costs, clearing, initial leveling and other costs required to bring the land into a suitable condition for general agricultural use, are capitalized and not depreciated since these costs have an indeterminate useful life.

     Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally ten to forty-five years for land improvements and buildings, three to twenty-five years for machinery and equipment, and five to thirty years for permanent crops.

     Water rights and water storage and supply programs are stated at cost.
All costs directly attributable to the development of such programs are being capitalized by the Company. These costs, which are expected to be recovered through future revenues, consist of direct labor, drilling costs, consulting fees for various engineering, hydrological, environmental and feasibility studies, and other professional and legal fees.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company annually evaluates its long-lived assets, including intangibles, for potential impairment. When circumstances indicate that the carrying amount of the asset may not be recoverable, as demonstrated by estimated future cash flows, an impairment loss would be recorded based on estimated fair value.

OTHER ASSETS

     As a result of a merger in May 1988 between two companies, which eventually became known as Cadiz Inc., an excess of purchase price over net assets acquired in the amount of $7,006,000 was recorded. This amount is being amortized on a straight-line basis over thirty years. Accumulated amortization was $2,726,000 and $2,493,000 at December 31, 1999 and December 31, 1998, respectively.

     Capitalized loan fees represent costs incurred to obtain debt financing. Such costs are amortized over the life of the related loan. At
December 31, 1999, the majority of capitalized loan fees relate to the issuance of the First Mortgage Notes described in Note 9.

     Trademark development costs represent legal costs incurred to obtain and defend patents and trademarks related to the Company's proprietary products throughout the world. Such costs are capitalized and amortized over their estimated useful life, which range from 10 to 20 years.

INCOME TAXES

     Income taxes are provided for using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is uncertain that some portion or all of the deferred tax assets will be realized.

SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest during the years ended December 31, 1999, 1998 and 1997 was $15,988,000, $15,348,000, and $12,452,000, respectively.

NOTE 3 - ACCOUNTS RECEIVABLE
----------------------------

     Accounts receivable consist of the following (dollars in thousands):

                                                  December 31,
                                                 1999       1998
                                                ----        -----

          Trade receivables                    $4,742     $ 4,092
          Due from unaffiliated growers           582         231
          Other                                 3,336       2,257
                                               ------      ------

                                                8,660       6,580
          Less allowance for
            doubtful accounts                    (224)       (285)
                                               ------      ------

                                               $8,436     $ 6,295
                                               ======      ======

     Substantially all domestic receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured.
Amounts due from unaffiliated growers represent receivables for harvest advances and for services (harvest, haul and pack) provided on behalf of growers under agreement with Sun World and are recovered from proceeds of product sales. Other receivables primarily include wine grape and raisin sales, proceeds due from third party marketers and other miscellaneous receivables.

     Revenues attributable to one national retailer totaled $14.4 million in 1999, $11.9 million in 1998, and $13.6 million in 1997. Export sales accounted for approximately 10.3%, 8.5% and 11.4% of the Company's revenues for the years ended December 31, 1999, 1998 and 1997, respectively.


NOTE 4 - INVENTORIES
--------------------

   Inventories consist of the following (dollars in thousands):
                                                  December 31,
                                                  1999      1998
                                                 ----       ----

          Growing crops                      $  14,297   $  11,208
          Pepper seed                            1,028       1,344
          Harvested product                         98         360
          Materials and supplies                 3,000       2,107
                                                ------      ------

                                             $  18,423    $ 15,019
                                             =========    ========

NOTE 5 - PROPERTY, PLANT, EQUIPMENT AND WATER PROGRAMS
------------------------------------------------------

   Property, plant, equipment and water programs consist of the following
(dollars in thousands):
                                                  December 31,
                                                 1999      1998
                                                 ----      ----

          Land                               $ 69,377    $ 66,536
          Permanent crops                      66,546      67,286
          Developing crops                      8,862       5,192
          Water programs                       11,814       8,482
          Buildings                            21,832      21,397
          Machinery and equipment              19,623      18,186
                                               ------      ------

                                               198,054    187,079
          Less accumulated depreciation        (29,045)   (21,057)
                                               ------      ------

                                             $ 169,009  $ 166,022
                                             =========  =========

   Depreciation expense during the years ended December 31, 1999, 1998 and 1997 was $8,460,000, $8,256,000 and $7,430,000, respectively.


NOTE 6 - OTHER ASSETS
---------------------

   Other assets consist of the following (dollars in thousands):

                                                   December 31,
                                                 1999      1998
                                                 ----      ----

          Excess of purchase price
            over asset acquired, net         $  4,280     $ 4,514
          Capitalized loan fees, net            3,331       4,159
          Other receivables                     1,849       1,498
          Capitalized trademark
            development, net                    1,323         989
          Other                                   500          67
                                               ------      ------

                                             $ 11,283    $ 11,227
                                              =======     =======
NOTE 7 - ACCRUED LIABILITIES
----------------------------

   Accrued liabilities consist of the following (dollars in thousands):
                                                  December 31,
                                                 1999     1998
                                                 ----      ----

          Interest                           $  3,129     $ 3,548
          Payroll and benefits                  3,031       2,049
          Other                                 1,526       1,249
                                               ------      ------

                                             $  7,686     $ 6,846
                                               ======      ======

NOTE 8 - REVOLVING CREDIT FACILITY
----------------------------------

   In February 2000, Sun World obtained a one year renewal of its $30 million Revolving Credit Facility. The Revolving Credit Facility is secured by eligible accounts receivable and inventory, and is guaranteed by the Company. Amounts borrowed under the facility will accrue interest at either prime plus 1.0% or LIBOR plus 2.50% at the Company's election. No amounts were outstanding under the Revolving Credit Facility at December
31, 1999 and 1998.


NOTE 9 - LONG-TERM DEBT
-----------------------

     Management estimates that the fair value of the Company's long-term debt approximates the carrying value for all debt instruments except for the Series B First Mortgage Notes ("First Mortgage Notes"). The fair value of the First Mortgage Notes is estimated to be approximately $117.9 million based on quoted market prices as of December 31, 1999. At December 31, 1999 and December 31, 1998, the carrying amount of the Company's outstanding debt is summarized as follows (dollars in thousands):


                                                  December 31,
                                                 1999 1998
                                                 ----      ----
  Cadiz obligations:

   Senior term bank loan,
     interest payable
     semi-annually, variable
    interest rate based
     upon LIBOR plus 2%
     (8.16% at December 31,
     1999) and LIBOR plus
     4% (9.97% at
    December 31, 1998),
     due January 31, 2001.                   $  10,345    $  9,752

   $15 million revolving
     line of credit, interest
     payable semi-annually,
     variable interest rate
     based upon LIBOR plus 2%
   (8.16% at December 31, 1999),
     due January 31, 2001.                      15,000       15,000

   Other                                            21           30

   Debt discount                                (1,685)      (1,628)
                                               -------      -------

                                                23,681       23,154
                                                ------       ------
  Sun World obligations:

   Series B First Mortgage Notes,
    interest payable semi-annually
     with principal due in April
     2004, interest at 11.25%                  115,000      115,000

   Note payable to bank, quarterly
     principal installments of $72 plus
     interest payable monthly,
     due December 31, 2003,
     interest at prime (8.75%
     at December  31, 1999 and
     7.75% at
     December 31, 1998)                          1,714         2,000

   Note payable to insurance
     company, quarterly
     installments of $93
     (including interest), due
     September 13, 2006, interest
     at 7.75%                                    1,896         2,110

   Note payable to finance
     company, monthly installments of
     $18 (including interest) due
     July 1, 2002, interest at 7.50%               492           666

     Other                                          31             -
                                                ------        ------

                                               119,133       119,776
                                               -------       -------

                                               142,814       142,930

   Less current portion                           (725)         (613)
                                               -------      --------

                                             $ 142,089    $  142,317
                                             =========    ==========

     Annual maturities of long-term debt outstanding, excluding $1,685 representing the unamortized portion of warrants, on December 31, 1999 are as follows: 2000 - $725; 2001 - $26,083; 2002 - $660; 2003 - $578; 2004 -
$115,599 and thereafter - $854.

CADIZ OBLIGATIONS

     The senior term bank loan is secured by substantially all of the
Company's non-Sun World related property.   During 1999, the Company
entered into two extensions of the loan which extended the maturity date of the obligation to January 31, 2001, and reduced the interest rate from
LIBOR plus 400 basis points to LIBOR plus 200 basis points, payable semi-
annually.  In connection with obtaining the extensions, the Company issued certain warrants to purchase shares of the Company's common stock and also repriced certain warrants previously issued.  The fair value of the warrants was recorded as a debt discount and is being amortized over the remaining term of the loan.

     In November 1997, the Company entered into a three year $15 million revolving credit facility. In December 1999, the Company extended the maturity date of the obligation to January 31, 2001. With the extension, the interest rate was changed from 8% to LIBOR plus 200 basis points. The facility is secured by a second lien on substantially all of the non-Sun
World assets of the Company. The Company had $15 million outstanding under the facility at December 31, 1999.

SUN WORLD OBLIGATIONS

     In April 1997, Sun World issued $115 million of Series A First
Mortgage Notes through a private placement. The notes have subsequently been exchanged for Series B First Mortgage Notes, which are registered under the Securities Act of 1933 and are publicly traded. The First
Mortgage Notes are secured by a first lien (subject to certain permitted liens) on substantially all of the assets of Sun World and its subsidiaries other than growing crops, crop inventories and accounts receivable and proceeds thereof, which secure the Revolving Credit Facility. The First
Mortgage Notes mature April 15, 2004, but are redeemable at the option of Sun World, in whole or in part, at any time on or after April 15, 2001.
The First Mortgage Notes include covenants which restrict the Company's ability to receive distributions from Sun World.

     The First Mortgage Notes are also secured by the guarantees of Coachella Growers, Inc., Sun Desert, Inc., Sun World Brands, Sun World
Management Corporation, Sun World/Rayo, and Sun World International de
Mexico S.A. de C.V. (collectively, the "Sun World Subsidiary Guarantors") and by the Company. The Company also pledged all of the stock of Sun
World as collateral for its guarantee.  Sun World and the Sun World Subsidiary
Guarantors are all direct and indirect wholly-owned subsidiaries of the Company. The guarantees by the Sun World Subsidiary Guarantors are full, unconditional, and joint and several. Sun World and the Sun World
Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company other than inconsequential subsidiaries. Additionally, management believes that the direct and indirect non-guarantor subsidiaries of Cadiz are inconsequential, both individually and in the aggregate, to the financial statements of the Company for all periods presented.

     SUMMARIZED CONSOLIDATING FINANCIAL INFORMATION

In accordance with the release of Financial Release No. 55 ("FRR 55") issued by the Securities and Exchange Commission, condensed consolidating financial information as of and for the two years ended December 31, 1999 and 1998 for the Company is as follows (in thousands):

Consolidating Statement
of Operations Information
Year Ended
December 31, 1999           Cadiz   Sun World  Eliminations  Consolidated
                           ------   ---------  ------------  ------------

Revenues                   $ 1,829   $ 114,890  $ (1,818)  $ 114,901
Income from partnership          -         328         -         328
                           -------   ---------  --------   ---------

  Total revenues             1,829     115,218    (1,818)    115,229
                           -------   ---------  --------   ---------

Costs and expenses:
  Cost of sales                132      84,140      (451)     83,821
  General and
    administrative           4,672       9,058    (1,367)     12,363
  Special litigation           937           -         -         937
  Depreciation and
    amortization             1,179       7,712         -       8,891
                           -------   ---------  --------   ---------

  Total costs and expenses   6,920     100,910    (1,818)    106,012
                           -------   ---------  --------   ---------

Operating profit (loss)     (5,091)     14,308         -       9,217

Interest expense, net        2,932      14,879         -      17,811
                           -------   ---------  --------   ---------

Net loss                   $(8,023)  $    (571) $      -   $  (8,594)
                           =======   =========  ========  ==========


Consolidating
Balance Sheet Information
December 31, 1999           Cadiz   Sun World  Eliminations  Consolidated
                           ------   ---------  ------------  ------------

ASSETS

Current assets:
  Cash and cash
    equivalents            $ 4,145   $     392  $      -   $   4,537
  Accounts receivable,
   net                          16       8,431       (11)      8,436
  Inventories                    -      18,626      (203)     18,423
  Prepaid expenses
   and other                   386         531         -         917
                           -------   ---------  --------   ---------

    Total current assets     4,547      27,980      (214)     32,313

Investment in partnership        -       1,497         -       1,497
Investment in subsidiary    30,167           -   (30,167)          -
Property, plant,
  equipment and
  water programs, net       36,710     132,299         -     169,009
Other assets                 4,372       6,911         -      11,283
                           -------   ---------  --------   ---------

                          $ 75,796   $ 168,687  $(30,381) $  214,102
                           =======   =========  ========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable        $    705   $   7,416  $    (11) $    8,110
  Accrued liabilities        1,536       6,150         -       7,686
  Due to affiliate             203           -      (203)          -
  Long-term debt,
    current portion             21         704         -         725
                           -------   ---------  --------   ---------

     Total current
       liabilities           2,465      14,270      (214)     16,521

Long-term debt              23,661     118,428         -     142,089
Deferred income taxes            -       5,447         -       5,447
Other liabilities                -         375         -         375

Stockholders' equity:
Common stock                   352            -         -         352
Additional paid-in
  capital                  136,200       34,183   (34,183)    136,200
Accumulated deficit        (86,882)      (4,016)    4,016     (86,882)
                           -------    ---------  --------   ---------

  Total stockholders'
     equity                 49,670       30,167    (30,167)    49,670
                           -------    ---------   --------   ---------

                          $ 75,796   $  168,687  $ (30,381) $ 214,102
                           =======   ==========  =========  =========

Consolidating Statement
of Cash Flow Information
Year Ended
December 31, 1999           Cadiz   Sun World  Eliminations  Consolidated
                           ------   ---------  ------------  ------------
Net cash (used for)
  provided by
  operating activities    $ (4,746)  $   2,151  $        -  $  (2,595)
                          --------    --------   ---------  ---------

Cash flows from investing
  activities:
  Additions to property,
   plant and equipment      (3,645)     (2,680)      1,490     (4,835)
  Additions to water
     programs               (3,177)          -           -     (3,177)
  Additions to
     developing crops            -      (3,531)          -     (3,531)
  Proceeds from
     disposal of
     property,
     plant and equipment     1,490         233      (1,490)       233
  Increase in other
    assets                     (64)     (1,247)          -     (1,311)
                            ------     -------      ------     -------

Net cash used for
  investing activities      (5,396)     (7,225)          -    (12,621)

Cash flows from
  financing activities:
  Net proceeds from
  issuance of stock          6,803           -           -      6,803
  Principal payments
    on long-term debt           (9)       (676)          -       (685)
                            ------     -------     -------     -------

Net cash provided by
  (used for)
  financing activities       6,794        (676)         -       6,118
                           -------    --------    -------    --------

Net decrease in cash
  and cash equivalents      (3,348)     (5,750)         -      (9,098)
Cash and cash equivalents,
  beginning of period        7,493       6,142          -      13,635
                           -------    --------    -------    --------

Cash and cash equivalents,
  end of period            $ 4,145    $    392    $    -    $   4,537
                           =======    ========    ======    =========


Consolidating
Statement of
Operations Information
Year Ended
December 31, 1998           Cadiz    Sun World  Eliminations  Consolidated
                           ------    ---------  ------------  ------------
Revenues                   $ 2,003    $  95,742  $  (1,900)   $ 95,845
Income from partnership          -       10,699          -      10,699
                           -------    ---------   --------    --------

  Total revenues             2,003      106,441     (1,900)    106,544

Costs and expenses:
Cost of sales                  144       75,015       (417)     74,742
General and administrative   4,631        8,588     (1,483)     11,736
Special litigation           1,308            -          -       1,308
Depreciation and
  amortization               1,182        7,506          -       8,688
                           -------    ---------   --------    --------

Total costs and expenses     7,265       91,109     (1,900)     96,474
                           -------    ---------   --------    --------

Operating profit (loss)     (5,262)      15,332          -      10,070

Interest expense, net        2,403       15,137          -      17,540
                           -------    ---------   --------    --------

Net income (loss)           (7,665)   $     195   $      -   $  (7,470)
                           =======    =========   ========   =========

Consolidating
Balance Sheet Information
December 31, 1998           Cadiz   Sun World  Eliminations  Consolidated
                           ------   ---------  ------------  ------------
ASSETS

Current assets:
  Cash and cash
   equivalents             $ 7,493    $   6,142   $      -   $  13,635
  Accounts receivable,
    net                         77        6,218          -       6,295
  Due from affiliate            71            -        (71)          -
  Inventories                    -       15,140       (121)     15,019
  Prepaid expenses and
    other                      253          739          -         992
                           -------    ---------   --------    --------

    Total current assets     7,894       28,239       (192)     35,941

Investment in partnership        -        1,169          -       1,169
Investment in subsidiary    30,738            -    (30,738)          -
Property, plant,
  equipment and
   water programs, net      32,174      133,848          -     166,022
Other assets                 4,585        6,642          -      11,227
                           -------    ---------   --------    --------

                           $75,391   $  169,898  $ (30,930)  $ 214,359
                           =======    =========   ========  ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable           $   701   $    8,052  $       -   $   8,753
Accrued liabilities          1,826        5,020          -       6,846
Due to affiliate                 -          192       (192)          -
Long-term debt,
  current portion                9          604          -         613
                           -------    ---------   --------    --------

Total current liabilities    2,536       13,868      (192)      16,212

Long-term debt              23,145      119,172         -      142,317
Deferred income taxes            -        5,447         -        5,447
Other liabilities                -          673         -          673

Stockholders' equity:
Common stock                   336            -         -          336
Additional paid-in
  capital                  127,662       34,183   (34,183)     127,662
Accumulated deficit        (78,288)      (3,445)    3,445      (78,288)
                           -------    ---------   --------    --------

  Total stockholders'
     equity                 49,710       30,738   (30,738)      49,710
                           -------    ---------   --------    --------

                          $ 75,391   $  169,898 $ (30,930)   $ 214,359
                           =======    =========   ========  ==========
Consolidating
Statement of
Cash Flow Information
Year Ended
December 31, 1998          Cadiz   Sun World  Eliminations  Consolidated
                           ------   ---------  ------------  ------------

Net cash used for
  operating activities    $ (4,420)  $   (3,477) $      -    $   (7,897)
                           -------    ---------   --------    --------

Cash flows from
  investing activities:
  Additions to property,
    plant and equipment     (2,910)      (4,398)        -        (7,308)
  Additions to water
   programs                   (856)           -         -          (856)
  Additions to
   developing crops              -       (3,396)        -        (3,396)
  Proceeds from disposal
     of property,
     plant and equipment        27          361         -           388
  Partnership distributions      -       15,859         -        15,859
  Increase in other assets     (71)      (1,949)        -        (2,020)
                           -------    ---------   --------     --------

  Net cash (used for)
   provided by
   investing activities     (3,810)       6,477         -         2,667

Cash flows from
  financing activities:
  Net proceeds from
   issuance of stock         2,154            -         -         2,154
  Proceeds from
    issuance of
    long-term debt          10,000        2,000         -        12,000
  Principal payments
    on long-term debt          (21)        (566)        -          (587)
                           -------    ---------   --------     --------

Net cash provided
  by financing activities   12,133        1,434         -        13,567
                           -------    ---------   --------     --------

Net increase in cash
  and cash equivalents       3,903        4,434         -         8,337

Cash and cash equivalents,
  beginning of period        3,590        1,708         -         5,298
                           -------    ---------   --------     --------

Cash and cash equivalents
  end of period            $ 7,493    $   6,142    $    -    $   13,635
                           =======    =========    ======    ==========

NOTE 10 - INCOME TAXES
----------------------
     Deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities and available carryforwards.  Temporary differences and carryforwards which gave rise to a significant portion of deferred tax assets and liabilities as of December
31, 1999 and 1998 are as follows (in thousands):
                                                  December 31,
                                                 1999     1998
                                                 ----      ----

          Deferred tax liabilities:
            Fixed asset basis difference       $7,515     $ 5,618
            Other                                  77           -
                                               ------      ------

               Total deferred tax liabilities   7,592       5,618
                                               ------      ------

          Deferred tax assets:
            Net operating losses               31,421      25,813
            Reserve for notes receivable        1,178       1,178
            Fixed asset basis difference        6,300       6,300
            State taxes                         1,884       1,649
            Other                                   -         550
                                               ------      ------

               Total deferred tax assets       40,783      35,490

            Valuation allowance for
              deferred tax assets              (38,638)   (35,319)
                                               ------      ------

               Net deferred tax assets          2,145         171
                                               ------      ------

               Net deferred tax liability      $5,447     $ 5,447
                                               ======      ======

     As of December 31, 1999, the Company had net operating loss (NOL) carryforwards of approximately $88.5 million for federal income tax purposes. Such carryforwards expire in varying amounts through the year
2019.  At December 31, 1999, the Company has state NOL carryforwards of
$15.0 million. These NOL carryforwards expire in varying amounts through the year 2004.
     A reconciliation of the income tax benefit to the statutory federal income tax rate is as follows (dollars in thousands):

                                        Year Ended December 31,
                                         ----------------------
                                       1999       1998       1997
                                       ----       ----       ----

     Expected federal
       income tax benefit at 34%     $(2,922)  $(2,540)   $ (2,903)
     Loss with no tax benefit
       provided                        2,718     2,414       2,981
     State income tax                      -       451           -
     Amortization                         79        79          79
     Utilization of net
       operating losses                    -      (601)          -
     Other non-deductible
       expenses                          125       197        (157)
                                      ------    ------      ------

       Income tax benefit            $     -    $    -     $     -
                                     =======    ======      ======

NOTE 11 - EMPLOYEE BENEFIT PLANS
 --------------------------------
     The Company has a 401(k) Plan for its salaried employees. Employees must work 1,000 hours and have completed one year of service to be eligible to participate in this plan.  Sun World matches 75% of the first four percent deferred by an employee up to $1,600 per year.  In addition, Sun
World maintains a defined contribution pension plan covering substantially all of its employees who (i) are not covered by a collective bargaining agreement, (ii) have at least one year of service and (iii) have worked at least 1,000 hours.  Contributions are 2% of each covered employee's salary.
For those hourly employees covered under a collective bargaining agreement, contributions are made to a multi-employer pension plan in accordance with negotiated labor contracts and are generally based on the number of hours worked.


NOTE 12 - PREFERRED AND COMMON STOCK
-------------------------------------

     The Company has an authorized class of 100,000 shares of preferred stock. All preferred stock issued was converted to common stock as of December 31, 1997. During 1997, the Company paid $1,717,000 of preferred stock dividends with common stock.


NOTE 13 - STOCK-BASED COMPENSATION PLANS AND WARRANTS
-----------------------------------------------------

STOCK OPTIONS AND WARRANTS

     The Company issues options pursuant to its 1996 Stock Option Plan (the
"1996 Plan") and the 1998 Non-Qualified Stock Option Plan (the "1998 Plan") approved by the Board of Directors in February 1998. The plans provide for the granting of up to 4,000,000 shares. At December 31, 1999, the Company has 626,000 options remaining that can be granted under the plans. All options are granted at a price approximating fair market value at the date of grant, have vesting periods ranging from issuance date to five years, have maximum terms ranging from five to seven years and are issued to directors, officers, consultants and employees of the Company. During the year ended December 31, 1999, the Company granted options to purchase
800,000 shares of the Company's common stock at a weighted-average exercise price of $7.58 per share.

     Compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation cost for these plans been determined using fair value, as explained below, the Company's net loss and net loss per common share would have increased to the following pro forma amounts (dollars in thousands):

                                        Year Ended December 31,
                                        -----------------------
                                       1999      1998       1997
                                       ----      ----       ----

 Net loss applicable to
  common stock:  As reported         $ (8,594) $(7,470)  $ (9,751)
                 Pro forma           $(12,134) $(8,833)  $(11,416)
 Net loss per
  common share:  As reported         $   (.25) $  (.23)  $   (.33)
                 Pro forma           $   (.35) $  (.27)  $   (.39)


     The fair value of each option granted during the periods reported was estimated on the date of grant using the Black-Scholes option pricing model based on the weighted-average assumptions of: risk-free interest rate of 6.67% for 1999, 4.87% for 1998 and 5.43% for 1997; expected volatility of 46.9% for 1999, 61.6% for 1998 and 44.4% for 1997; expected life of 5 years for 1999 and 1998, and 4.8 years for 1997; and an expected dividend yield of zero for all three years.

     The following table summarizes stock option activity for the periods noted. All options listed below were issued to officers, directors, employees and consultants.

                                                          Weighted-
                                                          Average
                                                          Exercise
                                                Amount     Price
                                               ---------  --------

  Outstanding at December 31, 1996            3,866,000    $ 4.44
     Granted                                    527,500    $ 5.61
     Expired or canceled                       (120,000)   $ 4.80
     Exercised                                 (348,500)   $ 4.17
                                               --------

  Outstanding at December 31, 1997            3,925,000    $ 4.61
     Granted                                    525,000    $ 9.12
     Expired or canceled                        (42,500)   $ 6.44
     Exercised                                 (515,600)   $ 4.18
                                               --------

  Outstanding at December 31, 1998            3,891,900    $ 5.26
     Granted                                    800,000    $ 7.58
     Expired or canceled                        (66,000)   $ 7.20
     Exercised                               (1,513,150)   $ 4.50

                                              ----------

  Outstanding at December 31, 1999            3,112,750(a) $ 6.21
                                               =========

  Options exercisable at December 31, 1997    2,297,500    $ 4.40
                                              =========

  Options exercisable at December 31, 1998    2,472,900    $ 4.50
                                              =========

  Options exercisable at December 31, 1999    2,306,500    $ 5.64
                                              =========

  Weighted-average remaining
    contractual life of
     options outstanding at
     December 31, 1999                            2.68
                                               =======

     (a) Exercise prices vary from $4.50 to $9.375 and expiration dates vary from September 2001 to November 2004.

     The weighted-average fair value of options granted during the years
1999, 1998 and 1997 were $3.71, $3.60 and $2.55, respectively.

     During the years ended December 31, 1999, 1998 and 1997, the Company issued 250,000, 225,000, and 275,000 warrants with weighted-average exercise prices of $6.50, $7.00 and $6.45, respectively. During the year ended December 31, 1997, 240,000 warrants with a weighted-average exercise price of $0.05 were exercised. No warrants expired or were canceled during any of the three periods discussed. At December 31, 1999 there were 750,000 warrants outstanding at a weighted-average exercise price of $6.59 per share, which expire through 2004. See Note 9 for further discussion of these warrants.

RESTRICTED STOCK AWARD

     Following the acquisition of Sun World in 1996, the Company's Chief
Executive Officer was awarded a stock bonus of 125,000 shares of restricted common stock at no cost. The Company issued 25,000, 25,000 and 75,000 of these shares during the years ended December 31, 1999, 1998 and 1997, respectively. Compensation expense was recognized as earned over the period of service.


NOTE 14 - CONTINGENCIES
-----------------------

     In December 1995, the Company filed an action relative to the proposed construction and operation of a landfill (the "Rail-Cycle Project") which was to be located adjacent to the Company's Cadiz property with the Superior Court in San Bernardino County, California. The action challenges the various decisions by the County of San Bernardino relative to the proposed Rail-Cycle Project and seeks compensatory damages. On or about
September 30, 1998, the Court granted defendants' motions for summary judgement, finding that the Company's procedural due process claim is not ripe due to the fact that, as the Rail-Cycle Project cannot proceed without voter approval of a business license tax, there is no actual concrete injury to the Company at this point in time. The Company has appealed this decision.

     Also pending are suits filed by the Company in the United States
District Court, Central District of California (the "Federal Court Action") and in Los Angeles Superior Court (West Division) ("the State Court
Action") against Waste Management, Inc. ("WMI"), certain key executives and consultants of WMI, and certain other parties in interest as to the Rail-
Cycle Project, which suits assert claims arising from activities of defendants adverse to the Company in connection with the Rail-Cycle
Project. In the Federal Court Action, appeals are currently pending concerning the dismissal by the trial court of those of the Company's claims which are not being pursued by the Company in the State Court
Action. These civil actions are based in part upon evidence made available to the Company on account of a pending criminal investigation into WMI's activities concerning the Rail-Cycle Project, which has resulted in criminal indictments against WMI and others. In the State Court Action, the Company filed its Second Amended Complaint in February 2000. The
Company intends to continue to vigorously prosecute its claims against WMI.

     Prior to the acquisition of Sun World, the Internal Revenue Service
(IRS) had filed claims against Sun World and certain of its subsidiaries
(collectively "the Sun World Claimants"), for taxes refunded for workers that the IRS claims were employees. The Sun World Claimants contend that the workers are excluded from the definition of employment under the Internal Revenue Code. On January 21, 1998, the District Court ruled in favor of one of the Sun World Claimants. The IRS has appealed this decision. Management believes that the likelihood of an unfavorable future outcome with regard to this matter is remote. Accordingly, the Company released $3,780,000 of reserves related to this matter at December 31, 1997 which are reported on the Consolidated Statement of Operations as Litigation Benefit.

     In the normal course of its agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. Regulatory agencies periodically conduct inspections and, currently, there are no pending claims with respect to hazardous materials.

     The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.


NOTE 15 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
----------------------------------------------------

(In thousands except per share data)
                                      Quarter Ended
                         ----------------------------------------
                       March 31, June 30,   September 30,December 31,
                          1999     1999          1999      1999
                          ----     ----          ----      ----

Revenues                 $6,560    $26,193      $60,644   $21,832
Gross profit                911      7,628       15,976     6,893
Net income (loss)        (7,421)    (1,908)       2,993    (2,258)
Net income (loss)
 per common share        $ (.22)    $ (.06)     $   .09   $  (.06)

                                      Quarter Ended
                         -----------------------------------------
                       March 31,  June 30, September 30,December 31,
                          1998      1998        1998       1998
                          ----      ----        ----       ----

Revenues                 $  5,484  $ 22,619     $ 45,596  $ 32,845
Gross profit                  471     5,664        8,008    17,659
Net income (loss)          (7,190)   (3,065)      (4,894)    7,679
Net income (loss)
  per common share       $   (.22)   $ (.09)      $ (.15)   $  .23


			REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Sun World International, Inc.


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and accumulated deficit and cash flows present fairly, in all material respects, the financial position of Sun World International, Inc., a wholly-owned subsidiary of Cadiz Inc., and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/  PricewaterhouseCoopers
----------------------------------
      PricewaterhouseCoopers LLP


Los Angeles, California
February 15, 2000


                      SUN WORLD INTERNATIONAL, INC.
                (A Wholly-Owned Subsidiary of Cadiz Inc.)

                    Consolidated Financial Statements

               For the Three Years Ended December 31, 1999


SUN WORLD INTERNATIONAL, INC.
(A WHOLLY-OWNED SUBSIDIARY OF CADIZ INC.)

 Consolidated Statement of Operations and Accumulated Deficit


                                        Year Ended December 31,
($ in thousands)                       1999       1998      1997
                                       ____       ____      ____



Revenues                            $ 114,890  $  95,742   $ 98,541
Income from partnerships                  328     10,699      1,388
                                    _________   ________   ________

 Total revenues                       115,218    106,441     99,929
                                    _________   ________   ________

Costs and expenses:
 Cost of sales                         84,140     75,015     76,535
 General and administrative             9,058      8,588      9,332
 Litigation benefit                         -          -     (3,780)
 Depreciation and amortization          7,712      7,506      6,751
                                    _________   ________   ________

                                      100,910     91,109     88,838
                                    _________   ________   ________

Operating income                       14,308     15,332     11,091

Interest expense, net                  14,879     15,137     13,908
                                    _________   ________   ________

Net income (loss)                        (571)       195     (2,817)

Accumulated deficit at
 beginning of period                   (3,445)    (3,640)      (823)
                                    _________   ________   ________

Accumulated deficit at
  end of period                     $  (4,016) $  (3,445) $  (3,640)
                                    ==========  =========  ========


See accompanying notes to the consolidated financial statements.


                      SUN WORLD INTERNATIONAL, INC.
                (A WHOLLY-OWNED SUBSIDIARY OF CADIZ INC.)

                       Consolidated Balance Sheet

                                                December 31,
($ in thousands)                               1999      1998
                                               ____      ____
ASSETS

Current assets:
 Cash and cash equivalents                  $    392  $  6,142
 Accounts receivable, net                      8,431     6,218
 Inventories                                  18,625    15,140
 Prepaid expenses and other                      531       738
                                              _______   _______


    Total current assets                      27,979    28,238

Investment in partnerships                     1,497     1,169

Property, plant, equipment, and
  water programs, net                        132,298   133,848

Other assets                                   6,911     6,643
                                             _______   _______

 Total assets                               $168,685  $169,898
                                            ========  ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
 Accounts payable                           $  7,415  $  8,052
 Accrued liabilities                           6,149     5,020
 Due to parent                                     -       193
 Long term debt due in one year                  704       604
                                               _______   _______

     Total current liabilities                 14,268    13,869

Long-term debt                                118,429   119,172

Deferred income taxes                           5,447     5,447

Other liabilities                                 374       672

Commitments and contingencies

Stockholder's equity:
 Common stock, $.01 par value,
   300,000 shares authorized;
  42,000 shares issued and outstanding              -         -
 Additional paid-in capital                    34,183    34,183
 Accumulated deficit                           (4,016)   (3,445)
                                              ________  ________

  Total stockholder's equity                   30,167    30,738
                                               ________  ________

 Total liabilities and
    stockholder's equity                     $168,685  $169,898
                                             ========  ========


See accompanying notes to the consolidated financial statements.

                      SUN WORLD INTERNATIONAL, INC.
                (A WHOLLY-OWNED SUBSIDIARY OF CADIZ INC.)

                  Consolidated Statement of Cash Flows



                                              Year Ended December 31,
($ in thousands)                           1999       1998         1997
                                           ____       ____          ____


Cash flows from operating activities:
Net income (loss)                       $   (571)    $    195    $  (2,817)
Adjustments to reconcile net
income (loss) to net
cash provided by (used for)
operating activities:
  Depreciation and amortization             8,570      8,450         7,764
  Litigation benefit                            -          -        (3,780)
  Gain on disposal of assets                 (110)      (189)          (38)
  Share of partnership operations            (328)   (10,699)       (1,388)
  Changes in operating assets
  and liabilities:
   (Increase) decrease in accounts
     receivable                            (2,213)      (355)        1,639
   (Increase) decrease in inventories      (3,405)    (1,637)          520
   Decrease in prepaid expenses
     and other                                207        431           295
   (Decrease) increase in accounts payable   (637)       245         1,704
   Increase (decrease) in accrued
     liabilities                            1,129        (90)        1,060
   (Decrease) increase in due to parent      (193)       107          (246)
   Decrease in other current liabilities        -          -          (591)
   Decrease) increase in other
     liabilities                             (298)        68            64
                                           ________  ________      ________


  Net cash provided by (used for)
    operating activities                    2,151     (3,474)        4,186
                                          ________   ________       _______


Cash flows from investing activities:
Additions to property, plant, equipment,
  and water programs                       (2,679)    (4,399)       (1,476)
Additions to developing crops              (3,531)    (3,396)       (4,725)
Proceeds from disposal of property,
  plant and equipment                         233        361         2,784
Partnership distributions                       -     15,859         1,165
(Increase) decrease in other assets        (1,249)    (1,950)          472
                                          ________   ________      ________

  Net cash (used for) provided by
  investing activities                     (7,226)     6,475        (1,780)
                                           ________  ________     ________

Cash flows from financing activities:
Proceeds from issuance of long-term debt        -      2,000       115,005
Principal payments on long-term debt         (675)      (567)     (132,017)
Debt issuance costs                             -          -        (5,761)
Return of capital to parent                     -          -        (9,100)
                                          _______    _______      ________

  Net cash (used for) provided by
  financing activities                       (675)     1,433       (31,873)
                                           ________  ________       ________

Net (decrease) increase in cash
 and cash equivalents                      (5,750)     4,434       (29,467)
                                           ________  ________     ________

Cash and cash equivalents at
 beginning of period                        6,142      1,708        31,175
                                           ________  ________     ________


Cash and cash equivalents at end
 of period                                 $  392   $  6,142    $    1,708
                                           ======   ========    ==========


See accompanying notes to the consolidated financial statements.

                      SUN WORLD INTERNATIONAL, INC.
                (A WHOLLY-OWNED SUBSIDIARY OF CADIZ INC.)


               Notes to Consolidated Financial Statements


NOTE 1 - NATURE OF OPERATIONS
______________________________

   Founded in 1975, Sun World International, Inc. ("SWII") and its subsidiaries (the "Company") operates as the agricultural segment of Cadiz Inc. ("Cadiz"). The Company is an integrated agricultural operation that farms more than 21,000 acres, primarily located in two major growing areas of California: the San Joaquin Valley and the Coachella Valley. Fresh produce, including table grapes, stonefruit, citrus, peppers and watermelons is marketed, packed and shipped to food wholesalers and retailers located throughout the United States and to more than 25 foreign countries. The Company owns and operates three cold storage and/or packing facilities located in California, of which two are operated and one is leased to a third party.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
__________________________________________________

PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of SWII and its subsidiaries, substantially all of which are wholly-owned. All significant intercompany transactions have been eliminated.

RECLASSIFICATIONS

   These financial statements reflect certain reclassifications made to the prior period balances to conform with the current year presentation.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   REVENUE RECOGNITION

     The Company recognizes crop sale revenue, packing revenue and marketing commissions upon shipment to customers.

   RESEARCH AND DEVELOPMENT

     The Company incurs costs to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately $1,450,000 for the year ended
December 31, 1999, $1,249,000 for the year ended December 31, 1998,
$809,000 for the year ended December 31, 1997.

CASH AND CASH EQUIVALENTS

        The Company considers all short-term deposits with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in deposits with major international banks and short-term commercial paper and, therefore, bears minimal risk. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

   INVENTORIES

    Growing crops, pepper seed, and materials and supplies are stated at the lower of cost or market, on a first-in, first-out (FIFO) basis.
Growing crops inventory includes direct costs and an allocation of indirect costs.

   INVESTMENT IN PARTNERSHIPS

     The Company, through a wholly-owned subsidiary, owns a 50% interest in ASC/SWB Partnership, formerly named American SunMelon (the
"Partnership"). In October 1998, the Partnership sold substantially all of its assets to a third party for $35 million in cash. In conjunction with the sale, The Company received an initial distribution of $15.2 million from the Partnership. The Partnership was engaged in proprietary development, production, and marketing of seedless watermelon seed. The Company accounts for its investment in the Partnership using the equity method.

   PROPERTY, PLANT, EQUIPMENT, AND WATER PROGRAMS

        Property, plant, equipment, and water programs are stated at cost. The Company capitalizes direct and certain indirect costs of planting and developing orchards and vineyards during the development period, which varies by crop and usually ranges from three to seven years. Depreciation commences in the year commercial production is achieved.

     Permanent land development costs, such as acquisition costs, clearing, initial leveling and other costs required to bring the land into a suitable condition for general agricultural use, are capitalized and not depreciated since these costs have an indeterminate useful life.

   Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally ten to forty-five years for land improvements and buildings, three to twenty-five years for machinery and equipment, and five to thirty years for permanent crops.

         Water programs are stated at cost. All costs directly attributable to the development of such programs are being capitalized by the Company.

   IMPAIRMENT OF LONG-LIVED ASSETS

  The Company annually evaluates its long-lived assets, including intangibles, for potential impairment. When circumstances indicate that the carrying amount of the asset may not be recoverable, as demonstrated by estimated future cash flows, an impairment loss would be recorded based on fair value.

   OTHER ASSETS

  Capitalized loan fees represent costs incurred to obtain debt financing. Such costs are amortized over the life of the related loan.
At December 31, 1999, the majority of capitalized loan fees relate to the issuance of the First Mortgage Notes described in Note 9.

  Trademark development costs represent legal costs incurred to obtain and defend patents and trademarks related to the Company's proprietary products throughout the world. Such costs are capitalized and amortized over their estimated useful life, which range from 10 to 20 years.

   INCOME TAXES

  The Company is included in the consolidated federal and combined state tax returns of Cadiz. The Company and Cadiz have a tax sharing agreement which provides that the Company's current tax liability is determined as though the Company filed its own returns. Income taxes are provided for using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is uncertain that some portion or all of the deferred tax assets will be realized.

   SUPPLEMENTAL CASH FLOW INFORMATION

  Cash payments for interest for the years ended December 31, 1999, 1998 and 1997 were $14,204,000, $14,362,000 and $11,802,000, respectively.


NOTE 3 - ACCOUNTS RECEIVABLE
_____________________________

         Accounts receivable consist of the following (dollars in thousands):

                                               December 31,
                                             1999     1998
                                             ____      ____

 Trade receivables                         $ 4,742   $ 4,092
 Due from growers                              582       231
 Other                                       3,331     2,179
                                            ______    ______

                                             8,655     6,502

  Less allowance for doubtful accounts        (224)     (284)
                                             ______    ______

                                           $ 8,431   $ 6,218
                                           =======    ======

   Substantially all domestic trade receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured. Amounts due from unaffiliated growers represent receivables for harvest advances and for services (harvest, haul and pack) provided on behalf of growers under agreement with the Company and are recovered from proceeds of product sales. Other receivables primarily include wine grape and raisin sales, proceeds due from third party marketers and other miscellaneous receivables.

   Revenues attributable to one national retailer totaled $14.4 million in 1999, $11.9 million in 1998 and $13.6 million in 1997. Export sales accounted for approximately 10.3%, 8.5% and 11.4% of the Company's revenues for the years ended December 31, 1999, 1998 and 1997, respectively.


NOTE 4 - INVENTORIES
_____________________

   Inventories consist of the following (dollars in thousands):

                                             December 31,
                                            1999      1998
                                            ____      ____


        Growing crops                     $14,499   $11,329
        Pepper seed                         1,028     1,344
        Harvested product                      98       360
        Materials and supplies              3,000     2,107
                                            _______   _______

                                          $18,625   $15,140
                                           ========  =======


NOTE 5 - PROPERTY, PLANT, EQUIPMENT AND WATER PROGRAMS
_______________________________________________________

   Property, plant, equipment, and water projects consist of the following (dollars in thousands):
                                                 December 31,
                                                 1999    1998
                                                 ____     ____


        Land                                 $51,588   $50,112
        Permanent crops                       58,129    58,893
        Developing crops                       8,862     5,167
        Buildings                             20,440    20,381
        Machinery and equipment               13,540    12,508
        Water programs                         2,135     2,135
                                              _______   _______

                                             154,694   149,196
Less accumulated depreciation                (22,396)  (15,348)
                                              _______   _______


                                            $132,298  $133,848
                                             ========  ========


NOTE 6 - OTHER ASSETS
_____________________

     Other assets consist of the following (dollars in thousands):

                                                 December 31,
                                                 1999    1998
                                                 ____     ____


        Capitalized loan fees, net              $ 3,274   $ 4,088
        Other receivables                         1,849     1,498
        Capitalized trademark development, net    1,323       989
        Other                                       465        68
                                                 _______   _______


                                                $ 6,911   $ 6,643
                                                =======   =======


NOTE 7 - ACCRUED LIABILITIES
____________________________

     Accrued liabilities consist of the following (dollars in thousands):

                                                 December 31,
                                                 1999     1998
                                                 ____     ____


        Interest                             $ 2,732   $ 2,732
        Payroll and benefits                   2,298     1,375
        Other                                  1,119       913
                                              _______   _______

                                             $ 6,149   $ 5,020
                                             =======   =======

NOTE 8 - REVOLVING CREDIT FACILITIES
__________________________________________

     In February 2000, Sun World obtained a one year renewal of its $30 million Revolving Credit Facility. The Revolving Credit Facility is secured by eligible accounts receivable and inventory, and is guaranteed by the Company. Amounts borrowed under the facility will accrue interest at either prime plus 1.0% or LIBOR plus 2.50% at the Company's election. No amounts were outstanding under the Revolving Credit
Facility at December 31, 1999 and 1998.


NOTE 9 - LONG-TERM DEBT
_______________________

   Management estimates that the fair value of the Company's long-term debt approximates the carrying value for all debt instruments except the Series B First Mortgage Notes ("First Mortgage Notes"). The fair value of the First Mortgage Notes is estimated to be approximately $117.9 million based on quoted market prices as of December 31, 1999. At
December 31, 1999 and December 31, 1998, the carrying amount of the Company's outstanding debt is summarized as follows (dollars in thousands):

                                                     December 31,
                                                   1999       1998
                                                   ____        ____

Series B First Mortgage Notes,
  interest payable
 semi-annually with principal due
 in April 2004,  interest at 11.25%              $ 115,000  $ 115,000

Note payable to bank, quarterly principal
 installments of $72 plus interest payable
  monthly, due December 31, 2003, interest
  at prime(8.75% at December 31, 1999 and
  7.75% at December 31, 1998)                        1,714      2,000

 Note payable to insurance company, quarterly
   installments of $93 (including interest),
   due September 13, 2006, interest at 7.75%         1,896      2,110
   Note payable to finance company, monthly
     Installments of $18 (including interest),
     due July 1, 2002, interest at 7.50%               492        666

 Other                                                  31          -
                                                  ________   ________

                                                   119,133    119,776

   Less: current portion                              (704)      (604)
                                                  ________   ________

                                                 $ 118,429  $ 119,172
                                                 =========   ========


   Annual maturities of long-term debt outstanding on December 31, 1999 are as follows: 2000 - $704; 2001 - $738; 2002 - $660; 2003 - $578;
2004 - $115,599 and thereafter - $854.

     In April 1997, the Company issued $115 million of Series A First
Mortgage Note through a private placement. The notes have subsequently been exchanged for Series B First Mortgage Notes, which are registered under the Securities Act of 1933 and are publicly traded. The First
Mortgage Notes are secured by a first lien (subject to certain permitted liens) on substantially all of the assets of the Company and its subsidiaries other than growing crops, crop inventories and accounts receivable and proceeds thereof, which secure the Revolving Credit
Facility. The First Mortgage Notes are also guaranteed by Cadiz and by certain subsidiaries of the Company. Cadiz also pledged all of its stock in the Company as collateral for its guarantee.
The guarantees by the Sun World Subsidiary Guarantors are full, unconditional, and joint and several. Sun World and the Sun World
Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of Cadiz other than inconsequential subsidiaries. Additionally, management believes that the direct and indirect non-guarantor subsidiaries are inconsequential, both individually and in the aggregate, to the financial statements of the Company for all periods presented.
The First Mortgage Notes mature April 15, 2004, but are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2001. The First Mortgage Notes include covenants, which restrict
Cadiz ability to receive distributions from the Company.


NOTE 10 - INCOME TAXES
__________________________


   Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1999 and 1998 are as follows (dollars in thousands):

                                                 December 31,
                                                1999      1998
                                                ____      ____
   Deferred tax liabilities:
        Net fixed assets basis difference    $ 8,141   $ 5,819
                                              ________  _______


          Total deferred tax liabilities       8,141     5,819
                                               _______   _______

   Deferred tax assets:
        Net operating losses                   4,513     3,220
        Reserve for notes receivable           1,178     1,178
        State taxes                            4,246     1,851
        Other                                    944       483
                                               _______   _______

          Total deferred tax assets           10,881     6,732

        Valuation allowance for deferred
          tax assets                         (8,187)    (6,360)
                                             ________  ________


          Total deferred tax assets net       2,694        372
                                             _______  ________

          Net deferred tax liability        $ 5,447    $ 5,447
                                            =======    =======


   As of December 31, 1999, the Company has net operating loss (NOL) carryforwards of approximately $12.0 million for federal income tax purposes. Such carryforwards expire in varying amounts through the year
2019. As of December 31, 1999, the Company has state NOL carryforwards of approximately $4.9 million. These NOL carryforwards expire in varying amounts through the year 2004.

   A reconciliation of the income tax expense to the statutory federal income tax rate is as follows (dollars in thousands):

                                                 Year Ended
                                                 December 31,
                                               1999      1998
                                                ____     ____


  Expected federal income tax (benefit)
   expense at 34%                             $ (194)   $   66
  Loss with no tax benefit provided              139         -
  State income tax                                 -       424
  Utilization of net operating losses              -      (515)
  Other non-deductible expenses                   55        25
                                              _______   ________


       Income tax expense                     $    -    $    -
                                              ========  =======


NOTE 11 - EMPLOYEE BENEFIT PLANS
________________________________

   The Company participates in the Cadiz Inc. 401(k) Plan for its salaried employees. Employees must work 1,000 hours and have completed one year of service to be eligible to participate in this plan. The
Company matches 75% of the first four percent deferred by an employee up to $1,600 per year. In addition, the Company maintains a defined contribution pension plan covering substantially all of its employees who (i) are not covered by a collective bargaining agreement, (ii) have at least one year of service and (iii) have worked at least 1,000 hours.
Contributions are 2% of each covered employee's salary. For those hourly employees covered under a collective bargaining agreement, contributions are made to a multi-employer pension plan in accordance with negotiated labor contracts and are generally based on the number of hours worked.


NOTE 12 - RELATED PARTY TRANSACTIONS
_____________________________________

   Cadiz owns approximately 1,600 acres of irrigated farmland in San
Bernardino County consisting primarily of citrus and grapes. Pursuant to a ten year lease entered into as of the acquisition date, the Company is responsible for the production, packing and handling, and marketing of the products on the Cadiz property. Pursuant to the lease as amended in April 1997, Cadiz is to receive annual land rent of $250 per acre or $400,000. In addition, the Company entered into a services agreement with Cadiz in which Cadiz provides management and financial services to the Company. The term of the agreement is ten years with an annual fee of $1.5 million. The agreement provides for certain other reimbursement of expenses incurred on behalf of the Company. The Company made payments to Cadiz of $2.4 million for 1999 and 1998 and $2.1 million for 1997 pursuant to the services agreement and the lease agreement mentioned above. In addition, the Company purchased a citrus ranch from Cadiz at book value of $1.5 million in January 1999.

   The Company has an intercompany revolving credit agreement with Cadiz for seasonal working capital needs as needed. No amount was outstanding under the intercompany revolver as of December 31, 1999 or 1998.


NOTE 13 - CONTINGENCIES
_______________________

     Prior to the acquisition of the Company by Cadiz, the Internal
Revenue Service (IRS) had filed claims against the Company and certain of its subsidiaries (collectively "the Sun World Claimants"), for taxes refunded for workers that the IRS claims were employees. The Sun World
Claimants contend that the workers are excluded from the definition of employment under the Internal Revenue Code. On January 21, 1998, the
District Court ruled in favor of one of the Sun World Claimants. The IRS has appealed this decision. Management believes that the likelihood of an unfavorable future outcome with regard to this matter is remote.
Accordingly, the Company released $3,780,000 of reserves related to this matter at December 31, 1997 which are reported on the Consolidated
Statement of Operations and Accumulated Deficit as Litigation Benefit.

     In the normal course of its agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. Regulatory agencies periodically conduct inspections and, currently, there are no pending claims with respect to hazardous materials.

     The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Cadiz Inc.

                              By: /s/  Stanley E. Speer
                                 ------------------------------
                                 Stanley E. Speer
                                 Chief Financial Officer

Dated:  January 16, 2001




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